UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2013

STATION CASINOS LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

The information contained in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise incorporated by reference in any filing pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific references in such a filing. The furnishing of the information in this report, including the exhibits furnished herewith, is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information. Unless the context otherwise requires, references in this current report on Form 8-K to the “Registrant,” “Company,” “we,” “our” and “us” refer to Station Casinos LLC and its consolidated subsidiaries.

Recent Developments

Although our results of operations for the year ended December 31, 2012 are not yet available, the following reflects our current expectations for that period:

•                  We expect consolidated net revenues to be in the range of $1,225  million to $1,234 million for the year ended December 31, 2012, compared to pro forma consolidated net revenues of $1,178.1 million for the year ended December 31, 2011, after giving effect to the June 17, 2011 restructuring transactions; and

•                  We expect consolidated Adjusted EBITDAM and consolidated Adjusted EBITDA to be in the range of $345 million to $349 million and $301 million to $305 million, respectively, for the year ended December 31, 2012.   Pro forma Adjusted EBITDAM and pro forma Adjusted EBITDA after giving effect to the June 17, 2011 restructuring transactions were $313.0 million and $271.7 million, respectively, for the year ended December 31, 2011.

At December 31, 2012, the principal amount of consolidated debt of the Company was $2.2 billion, excluding the outstanding principal amount of debt of CV PropCo, LLC which was $109.3 million consisting of a land loan.

For the year ended December 31, 2012, we expect capital expenditures, net of construction payables, to be approximately $60 million.

Our primary cash requirements for 2013 are expected to include (i) principal and interest payments on indebtedness, (ii) approximately $80 million to $90 million for capital expenditures and investments, and (iii) payments related to our existing and potential Native American projects. We believe that cash flows from operations, available borrowings under our credit agreements and existing cash balances will be adequate to satisfy our anticipated uses of capital for the foreseeable future, and we are continually evaluating our liquidity position and our financing needs. We cannot provide assurance, however, that we will generate sufficient income and liquidity to meet all of our liquidity requirements or other obligations.

The estimates set forth above are based solely on currently available information, which is subject to change.  We have not finalized our financial statement closing process or the audit of financial statements for the year ended December 31, 2012.  During the course of this process we may identify items that would require us to make adjustments to our preliminary operating results described above.  As a result, the discussion above constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible adjustments to our preliminary operating results and the risk factors highlighted in our public filings.

The term “Adjusted EBITDAM” as used in this report means earnings before interest, taxes, depreciation, amortization and management fees and other adjustments. Adjusted EBITDAM is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes that EBITDA, or earnings before interest, taxes, depreciation and amortization, which is a comparable measure to Adjusted EBITDAM, is widely used to evaluate operating performance in the gaming industry and is a principal basis for the valuation of gaming companies. The Company believes, when considered with measures calculated in accordance with GAAP, Adjusted EBITDAM is a useful financial performance measurement for assessing the operating performance of the Company and is used by management in making financial and operational decisions. Adjusted EBITDAM is used in addition to and in conjunction with measures under GAAP and should not be considered as an alternative to net income (loss), or any other GAAP operating performance measure. To compensate for the inherent limitations of the disclosure of Adjusted EBITDAM, the Company provides relevant disclosure of its reorganization items, interest expense, impairment charges, management fees, depreciation and amortization and development and pre-opening expenses and other items in its reconciliations to GAAP financial measures and consolidated financial statements, all of which should be considered when evaluating the Company’s performance. In addition, it should be noted that not all gaming companies that report similarly titled non-GAAP measures or adjustments to such measures may calculate such measures or such adjustments in the same manner as the Company.  Therefore, the Company’s measure of Adjusted EBITDAM may not be comparable to similarly titled non-GAAP measures or adjustments to such measures may calculate such measures or such adjustments in the same manner as the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC

Date: February 13, 2013	By:	/s/ Marc J. Falcone
Marc J. Falcone
Executive Vice President, Chief Financial Officer